Exhibit 99.1

Quintana Energy Services Reports Fourth Quarter 2018 Results

HOUSTON--(BUSINESS WIRE)--March 6, 2019--Quintana Energy Services Inc. (NYSE: QES) (“QES” or the “Company”) today reported financial and operating results for the fourth quarter ended December 31, 2018.

Fourth Quarter 2018 Financial Results

Fourth quarter 2018 revenue was $159.7 million, up 5.8% from $150.9 million in the third quarter of 2018 and up 22.0% from $130.9 million in the fourth quarter 2017. Fourth quarter 2018 net loss was $1.6 million and Adjusted EBITDA was $13.9 million, compared to a net loss of $2.4 million and Adjusted EBITDA of $12.9 million for the third quarter of 2018, and net income of $2.1 million and Adjusted EBITDA of $18.8 million in the fourth quarter of 2017. See “Non-GAAP Financial Measures” at the end of this release for a discussion of Adjusted EBITDA and its reconciliation to the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).

Rogers Herndon, QES’ President and Chief Executive Officer, stated, “During the fourth quarter we managed through continued market softness on the completions side of our business, however, we were able to maintain and, in some cases, increase utilization rates in three of our four business segments.

"We are proud of our Directional Drilling segment as we continue to realize market share gains and focus on increasing margins. In Pressure Control, we realized one month of utilization from one of our new large diameter coil tubing units delivered in early December. The second unit was delivered at the end of the quarter and we expect to have full utilization for the first quarter of 2019. Higher utilization rates in Pressure Pumping were offset by lower pricing and we elected to warm stack one of our four frac spreads in early January 2019. During the fourth quarter we made the needed adjustments to our Wireline offering and we expect Wireline to be a meaningful contributor to first quarter results."

Reflecting on its first year as a public Company, QES has:

  Maintained a strong balance sheet ending the year with net debt (excluding capital leases) of $15.7 million;
  Increased market share and improved margins in its Directional Drilling segment;
  Successfully deployed four additional large diameter coil tubing units and a fourth pressure pumping fleet;
  Maintained industry leading safety record and expanded our customer base.

"Our team continues to manage through a challenging completions market, especially in Pressure Pumping where we have experienced further utilization and pricing weakness in the first quarter," added Herndon. "While we anticipate improving market fundamentals throughout 2019, we will maintain our consistent approach to capital discipline. Our 2019 planned growth projects have been reduced by 67% from 2018 as we focus on high-return, quick payback investments and continue to push for increased utilization and efficiencies across our existing asset base.

"We continue to aggressively pursue opportunities to strengthen the QES platform and create value through strategic consolidation. We see consolidation as an attractive avenue to accelerate and further drive much needed efficiencies and improved returns while adding size, scale and enhanced liquidity for shareholders," concluded Herndon.

Business Segment Results

Directional Drilling

The Directional Drilling segment provides the highly-technical and essential services of guiding horizontal and directional drilling operations for exploration and production (“E&P”) companies. Revenue was $60.4 million in the fourth quarter of 2018, up approximately 18.7% compared to revenue of $50.9 million in the third quarter of 2018 and up 57.7% from the fourth quarter of 2017. Fourth quarter 2018 Adjusted EBITDA was $9.4 million, compared to Adjusted EBITDA of $6.5 million for the third quarter of 2018. The sequential increases in revenue and Adjusted EBITDA were primarily due to increased utilization and pricing associated with a higher component of specialized technology. In the fourth quarter of 2017, revenue was $38.3 million and Adjusted EBITDA was $5.5 million.

Pressure Pumping

The Pressure Pumping segment primarily provides hydraulic fracturing services to E&P companies in the Mid-Con. Revenue for the segment increased 8.2% to $54.1 million in the fourth quarter of 2018, up from $50.0 million in the third quarter of 2018. The sequential increase in revenue was primarily driven by a 7.6% increase in utilization during the fourth quarter of 2018 partially offset by pricing pressure during the quarter. Fourth quarter 2018 Adjusted EBITDA was $4.1 million, compared to Adjusted EBITDA of $5.8 million for the third quarter of 2018. The sequential decrease in Adjusted EBITDA was primarily due to increased costs associated with a fully utilized fourth spread in the fourth quarter of 2018 and reduced pricing. In the Fourth quarter of 2017, revenue was $49.5 million and Adjusted EBITDA was $10.5 million.

Pressure Control

The Pressure Control segment consists of coiled tubing, rig-assisted snubbing, nitrogen, fluid pumping and well control services. Revenue for the segment increased approximately 1.6% to $31.6 million in the fourth quarter of 2018, up from $31.1 million in the third quarter of 2018. Fourth quarter 2018 Adjusted EBITDA was $4.7 million, compared to Adjusted EBITDA of $4.4 million for the third quarter of 2018. The sequential increases in revenue and Adjusted EBITDA were primarily due to an increase in well control activity during the fourth quarter of 2018. In the fourth quarter of 2017, revenue was $26.5 million and Adjusted EBITDA was $4.1 million.

Wireline

The Wireline segment primarily provides cased-hole wireline services to E&P companies. Revenue for the segment decreased to $13.7 million in the fourth quarter of 2018 from $18.9 million in the third quarter of 2018. Fourth quarter 2018 Adjusted EBITDA was a loss of $1.3 million, compared to an Adjusted EBITDA loss of $0.7 million for the third quarter of 2018. The sequential decreases in revenue and Adjusted EBITDA were primarily due to low utilization and pricing pressure driven by prevailing market conditions during the quarter. In the fourth quarter of 2017, revenue was $16.6 million and Adjusted EBITDA was a loss of $1.5 million.

Other Financial Information

General and administrative ("G&A") expense for the fourth quarter of 2018 of $22.3 million was consistent with the third quarter's G&A expense of $22.5 million, and increased by $4.2 million, compared to $18.1 million for the fourth quarter of 2017. The increase in G&A expenses over 2017 was primarily driven by stock based compensation expense of $2.5 million, increased headcount, additional administrative expenses related to being a publicly traded company and related expenses.

Capital expenditures totaled $11.8 million during the fourth quarter of 2018, compared to capital expenditures of $11.9 million in the third quarter of 2018, and $7.7 million in the fourth quarter of 2017. The fourth quarter capital spending was consistent with the third quarter as our 2018 expenditures stabilized following the deployment of the fourth hydraulic fracturing fleet in the second quarter.

Fourth quarter interest expense of $0.6 million was consistent with the third quarter's interest expense, and down from $3.0 million in the fourth quarter of 2017. The fourth quarter interest expense was consistent with the third quarter and the interest expense decrease over prior year period was primarily due to a lower debt outstanding balance during the fourth quarter of 2018.

With the closing of the IPO subsequent to the end of the fiscal year, the Company’s debt structure has improved meaningfully. QES ended the fourth quarter of 2018 with a total debt balance of $29.5 million, $13.8 million of cash on hand, and $60.2 million of net availability under its new senior secured asset-based revolving credit facility.

Share Repurchase Plan

On August 8, 2018, QES' Board of Directors approved a $6.0 million stock repurchase program authorizing the Company to repurchase common stock in the open market. The timing and amount of stock repurchases will depend on market conditions and corporate, regulatory and other relevant considerations. Repurchases may be commenced or suspended at any time without notice. The program does not obligate QES to purchase any particular number of shares of common stock during any period or at all, and the program may be modified or suspended at any time, subject to the Company's insider trading policy, at the Company’s discretion. As of December 31, 2018, 0.1 million share repurchases were made under this program.

Conference Call Information

QES has scheduled a conference call for 9:00 a.m. Central Time (10:00 a.m. Eastern Time) on Thursday, March 7, 2019, to review reported results. You may access the call by telephone at 1-201-389-0867 and asking for the QES 2018 Fourth Quarter Conference Call. The webcast of the call may also be accessed through the Investor Relations section of the Company’s website at https://ir.quintanaenergyservices.com/ir-calendar. A replay of the call can be accessed on the Company’s website for 90 days and will be available by telephone through March 14, 2019, at (201) 612-7415, access code 13686596#.

About Quintana Energy Services

QES is a growth-oriented provider of diversified oilfield services to leading onshore oil and natural gas exploration and production companies operating in both conventional and unconventional plays in all of the active major basins throughout the U.S. QES’ primary services include: directional drilling, pressure pumping, pressure control and wireline services. The Company offers a complementary suite of products and services to a broad customer base that is supported by in-house manufacturing, repair and maintenance capabilities. More information is available at www.quintanaenergyservices.com.

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements.” All statements, other than statements of historical fact, which address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “expect,” “plan,” “forecasts,” “will,” “could,” “may,” and similar expressions that convey the uncertainty of future events or outcomes, and the negative thereof, are intended to identify forward-looking statements. Forward-looking statements contained in this news release, which are not generally historical in nature, include those that express a belief, expectation or intention regarding our future activities, plans and goals and our current expectations with respect to, among other things: our operating cash flows, the availability of capital and our liquidity; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to declining commodity prices, overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by E&P companies; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity; and other risks and uncertainties listed in our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

Quintana Energy Services Inc. Consolidated Statements of Operations (in thousands of dollars and shares, except per share amounts)

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Revenues:	$159,653	$150,897	$130,863	$604,354	$438,033
Costs and expenses:
Direct operating costs	126,904	118,525	96,603	468,502	335,609
General and administrative	22,322	22,540	18,068	97,280	69,856
Depreciation and amortization	12,418	12,033	11,423	46,683	45,687
(Gain) loss on disposition of assets	(1,046)	(629)	(340)	(2,375)	(2,639)
Operating (loss) income	(945)	(1,572)	5,109	(5,736)	(10,480)
Non-operating income (expense):
Interest expense	(626)	(574)	(2,961)	(11,825)	(11,251)
Other (expense) income	—	—	(58)	—	666
(Loss) income before income tax	(1,571)	(2,146)	2,090	(17,561)	(21,065)
Income tax expense	(37)	(207)	(22)	(621)	(91)
Net (loss) income	(1,608)	(2,353)	2,068	(18,182)	(21,156)
Net income (loss) attributable to predecessor	—	—	2,068	(1,546)	(21,156)
Net (loss) attributable to Quintana Energy Services Inc.	$(1,608)	$(2,353)	$—	$(16,636)	$—
Net (loss) income per common share:
Basic	$(0.05)	$(0.07)	—	$(0.50)	—
Diluted	$(0.05)	$(0.07)	—	$(0.50)	—
Weighted average common shares outstanding:
Basic	33,600	33,631	—	33,573	—
Diluted	33,600	33,631	—	33,573	—

Quintana Energy Services Inc. Consolidated Balance Sheets (in thousands, except per share and share amounts)

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$13,804	$8,751
Accounts receivable, net of allowance of $1,841 and $776	101,620	83,325
Unbilled receivables	13,766	9,645
Inventories	23,464	22,693
Prepaid expenses and other current assets	7,481	9,520
Total current assets	160,135	133,934
Property, plant and equipment, net	153,878	128,518
Intangible assets, net	9,019	10,832
Other assets	1,517	2,375
Total assets	$324,549	$275,659
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$51,568	$36,027
Accrued liabilities	37,533	33,825
Current portion of debt and capital lease obligations	422	79,443
Total current liabilities	89,523	149,295
Long-term debt, net of deferred financing costs of $0 and $1,709	29,500	37,199
Long-term capital lease obligations	3,451	3,829
Deferred tax liability	130	185
Other long-term liabilities	125	183
Total liabilities	122,729	190,691
Commitments and contingencies
Shareholders’ and members’ equity
Members’ equity	—	212,630
Preferred shares, $0.01 par value, 10,000,000 authorized; none issued and outstanding	—	—
Common shares, $0.01 par value, 150,000,000 authorized; 33,774,053 issued; 33,541,161 outstanding	344	—
Additional paid-in-capital	349,080	—
Treasury stock, at cost, 232,892 common shares	(1,821)	—
Accumulated deficit	(145,783)	(127,662)
Total shareholders’ and members’ equity	201,820	84,968
Total liabilities, shareholders’ and members’ equity	$324,549	$275,659

Quintana Energy Services Inc. Consolidated Statements of Cash Flows (in thousands of dollars)

	Year Ended
	December 31, 2018	December 31, 2017
Cash flows from operating activities:
Net loss	$(18,182)	$(21,156)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	46,683	45,687
(Gain) loss on disposition of assets	(7,785)	(10,500)
Non-cash interest expense	1,032	5,960
Loss on debt extinguishment	8,594	—
Provision for doubtful accounts	1,103	289
Deferred income tax expense	92	50
Stock-based compensation	17,898	—
Changes in operating assets and liabilities:
Accounts receivable	(19,398)	(46,869)
Unbilled receivables	(4,121)	(1,953)
Inventories	(770)	(3,144)
Prepaid expenses and other current assets	1,442	1,812
Other noncurrent assets	(3)	(1,439)
Accounts payable	10,647	6,969
Accrued liabilities	2,767	12,810
Other long-term liabilities	(60)	(56)
Net cash provided by (used in) operating activities	39,939	(11,540)
Cash flows from investing activities:
Purchases of property, plant and equipment	(64,957)	(21,244)
Proceeds from sale of property, plant and equipment	10,744	35,754
Net cash (used in) provided by investing activities	(54,213)	14,510
Cash flows from financing activities:
Proceeds from revolving debt	41,500	11,035
Payments on revolving debt	(91,071)	(21,964)
Proceeds from term loans	—	5,000
Payments on term loans	(11,225)	—
Payments on capital lease obligations	(380)	(315)
Payments on financed payables	(2,139)	—
Payment of deferred financing costs	(1,564)	(194)
Prepayment premiums on early debt extinguishment	(1,346)	—
Payments for treasury shares	(1,816)	—
Proceeds from new shares issuance, net of underwriting commission costs	90,542	—
Costs incurred for stock issuance	(3,174)	—
Net cash provided by (used in) financing activities	19,327	(6,438)
Net increase (decrease) in cash and cash equivalents	5,053	(3,468)
Cash and cash equivalents beginning of period	8,751	12,219
Cash and cash equivalents end of period	$13,804	$8,751

Supplemental cash flow information

Cash paid for interest	$2,087	$5,755
Income taxes paid, net of refund	105	77
Supplemental non-cash investing and financing activities
Non-cash proceeds from sale of assets held for sale	—	3,990
Fixed asset purchases in accounts payable and accrued liabilities	4,900	934
Financed payables	2,994	1,666
Non-cash capital lease additions	53	70
Non-cash payment for property, plant and equipment	3,279	711
Debt conversion of Former Term Loan to equity	33,631	—
Conversion of accrued interest to debt	—	4,202
Issuance of common shares for members’ equity	$212,630	$—

Quintana Energy Services Inc. Additional Selected Operating Data (Unaudited)

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
	(Unaudited)
Other Operational Data:
Directional Drilling rig days (1) (2)	5,564	4,874	3,798	18,252	14,407
Average monthly Directional Drilling rigs on revenue (3)	82	77	59	69	58
Total hydraulic fracturing stages	1,363	908	1,056	4,179	2,993
Average hydraulic fracturing revenue per stage	$37,479	$50,119	$43,700	$47,897	$47,189

(1)	Rig days represent the number of days we are providing services to rigs and are earning revenues during the period, including days that standby revenues are earned.
(2)	Rigs on revenue represents the number of rigs earning revenues during a time period, including days that standby revenues are earned.
(3)	Includes unconventional stages and conventional jobs, the latter are counted as a single stage.

Non-GAAP Financial Measures

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies.

Adjusted EBITDA is not a measure of net income or cash flows as determined by GAAP. We define Adjusted EBITDA as net income or (loss) plus income taxes, net interest expense, depreciation and amortization, impairment charges, net (gain) or loss on disposition of assets, stock based compensation, transaction expenses, rebranding expenses, settlement expenses, severance expenses and equipment standup expense.

We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measure for the periods indicated:

Quintana Energy Services Inc. Reconciliation of Net Income (Loss) to Adjusted EBITDA (In thousands of dollars) (Unaudited)

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net (loss) income	$(1,608)	$(2,353)	$2,068	$(18,182)	$(21,156)
Income tax expense	37	207	22	621	91
Interest expense	626	574	2,961	11,825	11,251
Other expense (income)	—	—	58	—	(666)
Depreciation and amortization expense	12,418	12,033	11,423	46,683	45,687
Gain on disposition of assets, net	(1,046)	(629)	(340)	(2,375)	(2,639)
Non-cash stock based compensation	2,503	2,569	—	17,898	—
Transaction expense (1)	—	—	977	—	977
Rebranding expense (2)	74	193	(3)	322	9
Settlement expense (3)	304	133	188	825	3,680
Severance expense (4)	107	74	41	235	243
Equipment and stand-up expense (5)	517	97	1,387	2,380	3,749
Adjusted EBITDA	$13,932	$12,898	$18,782	$60,232	$41,226

(1) For 2017, represents professional fees related to investment banking. There were no transaction expenses during 2018.

(2) Relates to expenses incurred in connection with rebranding our business segments.

(3) For 2017, represents professional fees related to investment banking, accounting and legal services associated with entering into the Former Term Loan that were recorded in general and administrative expenses. For 2018, represents lease buyouts, legal fees for FLSA claims, facility closures and other non-recurring expenses that were recorded in general and administrative expenses.

(4) Relates to severance expenses incurred in connection with a program implemented to reduce headcount. In our performance for the three months ended December 31, 2018, $0.1 million was recorded in general and administrative expenses. All severance expenses in the third quarter of 2018 were recorded in general and administrative expenses.

(5) Relates to equipment standup expenses incurred in connection with the mobilization and redeployment of assets. In our performance for the three months ended December 31, 2017, $0.5 million was recorded in direct operating expenses and the remainder was recorded in general and administrative expenses. For the year ended 2017 approximately $3.6 million was recorded in direct operating expenses and approximately $0.1 million was recorded in general and administration expenses. In our performance for the three months ended September 30, 2018, $0.1 million was recorded in general administrative expenses. In our performance for the three months ended December 31, 2018, approximately $0.5 million was recorded in direct operating expenses. For the year ended 2018 approximately $2.2 million was recorded in direct operating expenses and approximately $0.2 million was recorded in general and administration expenses.

Quintana Energy Services Inc. Reconciliation of Segment Adjusted EBITDA to Net Income (In thousands of dollars) (Unaudited)

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Directional Drilling	$9,420	$6,452	$5,533	$23,694	$17,498
Pressure Pumping	4,131	5,795	10,500	28,700	27,784
Pressure Control	4,716	4,421	4,105	18,389	6,539
Wireline	(1,251)	(738)	1,535	1,362	(1,794)
Corporate and Other	(6,589)	(6,098)	(5,481)	(33,573)	(17,459)
Income tax expense	(37)	(207)	(22)	(621)	(91)
Interest expense	(626)	(574)	(2,961)	(11,825)	(11,251)
Depreciation and amortization	(12,418)	(12,033)	(11,423)	(46,683)	(45,687)
Gain on disposition of assets, net	1,046	629	340	2,375	2,639
Other (expense) income	—	—	(58)	—	666
Net (loss) income	$(1,608)	$(2,353)	$2,068	$(18,182)	$(21,156)

Quintana Energy Services Inc. Segment Adjusted EBITDA Margin (In thousands of dollars, except percentages) (Unaudited)

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Segment Adjusted EBITDA Margin(1)
Directional Drilling
Adjusted EBITDA	$9,420	$6,452	$5,533	$23,694	$17,498
Revenue	60,365	50,919	38,279	192,491	145,230
Adjusted EBITDA Margin Percentage	15.6	12.7	14.5	12.3	12.0
Pressure Pumping
Adjusted EBITDA	4,131	5,795	10,500	28,700	27,784
Revenue	54,064	49,987	49,483	214,154	153,118
Adjusted EBITDA Margin Percentage	7.6	11.6	21.2	13.4	18.1
Pressure Control
Adjusted EBITDA	4,716	4,421	4,105	18,389	6,539
Revenue	31,557	31,138	26,520	122,620	89,912
Adjusted EBITDA Margin Percentage	14.9	14.2	15.5	15.0	7.3
Wireline
Adjusted EBITDA	(1,251)	(738)	1,535	1,362	(1,794)
Revenue	13,667	18,853	16,582	75,089	49,773
Adjusted EBITDA Margin Percentage	(9.2)	(3.9)	9.3	1.8	(3.6)

(1)	Segment Adjusted EBITDA Margin is defined as the quotient of Segment Adjusted EBITDA and total segment revenue. Segment Adjusted EBITDA is net income (loss) plus income taxes, net interest expense, depreciation and amortization, impairment charges, net (gain) loss on disposition of assets, stock based compensation, transaction expenses, rebranding expenses, settlement expenses, severance expenses and equipment standup expense.

CONTACT:
Quintana Energy Services
Keefer M. Lehner, EVP & CFO
832-518-4094
IR@qesinc.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
713-529-6600
QES@dennardlascar.com